U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: March 30, 2000



                              INTERGOLD CORPORATION
        (Exact name of small business issuer as specified in its charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter



        00-25455                                         88-0365453
(Commission file number)                    (I.R.S. Employer Identification No.)



                    5000 Birch Street, West Tower, Suite 4000
                         Newport Beach, California 92660
                    (Address of Principal Executive Offices)

                                 (949) 476-3611
                           (Issuer's telephone number)


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Items 1 through 4 and 6 through 8 not applicable.

Item 5. Other Events

     The board of directors of Intergold Corporation, a Nevada corporation (the "Company") authorized the future execution of settlement agreements with certain creditors of the Company and of the Company's wholly-owned subsidiary, International Gold Corporation, a Nevada corporation ("INGC"), and the subsequent issuance of 20,345,900 shares of its restricted common stock.

     The Company and INGC has incurred debt inclusive of accrued interest in the aggregate amount of $610,377.52 with certain creditors of the Company and INGC (the "Creditor(s)"). Such debt due and owing by the Company and INGC relates either to past financial, administrative and managerial services performed by the respective Creditor pursuant to consulting service agreements entered into with the Company and/or prior advances made by the respective Creditor to the Company as follows:

                  Name                                   Amount of Debt

     Tristar Financial Services, Inc.                    $    42,220.54
     Investor Communications International, Inc.         $   197,940.54
     Amerocan Marketing, Inc.                            $    87,870.00
     Sandy Cox                                           $   265,346.44
     Others                                              $    17,000.00

     Therefore, the Company entered into separate settlement agreements dated March 30, 2000, respectively, with each Creditor (the "Settlement Agreement(s)"), whereby each Creditor agreed to settle the debt owned to it by the Company and/or INGC and accept the issuance of restricted common shares of the Company at the rate of $0.03 per share as settlement for all interest and principle due and outstanding to such Creditor as of the date of the Settlement Agreement.



     On March 30, 2000, the Company issued 20,345,900 of its restricted common shares to the Creditors.

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                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                             INTERGOLD CORPORATION

Date: March 30, 2000                         By: /s/ Gary J. Powers
--------------------                         ----------------------
                                             Gary J. Powers, President



Date: March 30, 2000                         By: /s/ Grant Atkins
--------------------                         --------------------
                                             Grant Atkins, Secretary